Exhibit 13.2

Investor Presentation Regulation A+ Initial Public Offering November 2017

Contents Important Notices 3 Offering Summary 4 Investment Highlights 5 Experienced Management and Board of Directors 6 Company Overview 7 Property Highlights 8 Single Asset, Publicly–Traded REIT Benefits 9 Aspen – A Globally Recognized Year Round Destination 10 Hotel and Lodging REIT Overview 11 Historical Performance 12 Business Strategy 13 Valuation and Pro Forma Ownership 14 Financial Overview 15 Strong Financial Position 16 Investment Highlights 17

Important Notices Important Notices to Readers and Disclaimers Legal Disclaimer Regarding the Offering. The offering described in this presentation will be made only by means of an offering circular. An offering statement on Form 1-A relating to the offering of common stock of Aspen REIT, Inc. (the “Company”) referred to herein has been filed with the U.S. Securities and Exchange Commission but has not yet become qualified. You may obtain a copy of the most recent version of the preliminary offering circular with the following link: www.m-vest.com/AspenREIT. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy the securities can be accepted and no part of the purchase price can be received for an offering under Regulation A, until the offering statement is qualified by the U.S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person's indication of interest is non-binding and involves no obligation or commitment of any kind. Cautionary Note on Forward-Looking Statements. This presentation may include "forward-looking statements." To the extent that the information presented in this presentation discusses financial projections, information, or expectations about the Company’s business plans, results of operations, returns on equity, markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" and elsewhere in the offering statement referred to above. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law. General Disclaimers. The shares offered by the Company are highly speculative, and investing in the Company’s shares involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, potential investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the shares, and if a public market develops following the offering, it may not be active or continue. The Company intends to list its shares on a national exchange and doing so entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. Additional information concerning risk factors related to the Company and the offering can be found in the offering statement that can be accessed at the link referred to above. Use of Non-GAAP Financial Measures. This presentation contains certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such measures include average daily rate (“ADR”), revenue per available room (“RevPar”), funds from operations ("FFO"), Adjusted FFO, and net operating income ("NOI"), which are each defined in the offering statement on Form 1-A filed with the SEC. These non-GAAP financial measures are presented because the Company's management believes these measures help investors understand its business, performance and ability to earn and distribute cash to its shareholders by providing perspectives not immediately apparent from net income or loss. These measures are also frequently used by securities analysts, investors and other interested parties in evaluating hospitality real estate companies. The presentation of ADR, RevPar, FFO, Adjusted FFO, and NOI herein are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP and should not be considered as alternative measures of liquidity. In addition, readers are advised that the Company's definitions and method of calculating these measures may be different from those used by other companies, and, accordingly, may not be comparable to similar measures as defined and calculated by other companies that do not use the same methodology as the Company. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are available in the Company’s offering statement on Form 1-A that can be accessed at the link referred to above.

Issuer: Aspen REIT, Inc. Proposed Ticker/ Exchange: AJAX / NYSE American Shares Offered: 1,675,000 shares Offering Price: $20.00 per share Gross Offering Proceeds: $33,500,000 Securities Issued: Common stock (100% primary shares) Anticipated Use of Proceeds: Purchase St. Regis Aspen Resort ($32.5 million) and reserve $1 million for working capital, including capital expenditures and general corporate purposes Expenses: The seller of the property (the “Predecessor”), which is controlled by Aspen REIT’s President, CEO and chairman Mr. De Baets, has agreed to pay all of (i) the selling agent commissions payable to the selling agents in connection with this offering and (ii) our other offering and contribution transaction expenses, including the acquisition fee payable to our external manager Lead Book-Running Agent: Maxim Group LLC Offering Circular: www.m-vest.com/AspenREIT Expected Closing: December 2017 Offering Summary

Investment Highlights Anticipated Annual Dividend Yield Experienced Management Team Compelling Investment Opportunity Superior Operating Metrics Focused Growth Strategy Aspen REIT intends to pay an initial annual dividend of 5.8%(1) ($1.15 per share), payable quarterly based on a $20 IPO offering price US law requires REITs to distribute annually at least 90% of its REIT taxable income Over 50 years of combined real estate experience Successful operational history, 13.8% revenue growth over the past two years(2) Management’s interests aligned with those of our shareholders Opportunity to own a highly attractive, trophy property Liquidity for single-asset real estate investment Operated by a subsidiary of Marriott International, a global lodging operator, under the St. Regis flag, one of the most respected luxury hotel brands During peak seasons, operating metrics have consistently outperformed comparable luxury hotels and resorts Multiple revenue drivers including leisure, corporate and off-season travel Continue to selectively renovate the hotel and improve the guest experience Form strategic branding partnerships to provide increasingly luxurious amenities Increasing the St. Regis Aspen Resort’s average daily room rate (“ADR”) over time Please see the section “Distribution Policy” in the Offering Circular for further clarification Calculation of revenue growth year-over-year from 2015 - 2016

Experienced Management and Board of Directors

ASPEN REIT

Management

Stephane De Baets
Chairman, President and CEO

- Approximately 20 years of experience in asset management, financial structuring, and mergers and acquisitions
- Experience of advising companies in both Asia and the United States
- Founder of Elevated Returns LLC, the majority owner of our Manager, and has served as CEO since formation in April 2014
- Managing Partner at OptAsia Capital Co., Ltd, an advisory firm in Thailand focused on Asian-based transactions, since April 2008
- Former head of corporate finance in Bangkok at Grant Thornton LLP

Michael Wirth
CFO

- 32+ years of experience in the financial services and real estate sectors
- 16+ years experience as a C-suite executive
- CFO and COO for Cape Advisors, Inc., a real estate development company since April 2016
- Founding principal of Quiddity Group LLC, a corporate advisory firmed, providing real estate and regulatory advisory services to real estate and hospitality entities and financial services enterprises
- Former CFO of three public REITs, a real estate master limited partnership and a BDC

Board of Directors

Scott Alper
Board Member

- President and Chief Investment Officer of Witkoff Group
- Responsible for overseeing all aspects of Witkoff's investments, operations, leasing, development and financing
- Currently on Board of Governors of the Real Estate Board of New York and the Board of the Madison Square Park Conservancy
- Recognized in the Real Estate Industry
- Received BS from New York University Stern School of Business

Allan Grafman
Board Member

- Experience as an officer and/or director of a number of companies over the past 35 years
- Founder and CEO of All Media Ventures
- Previous executive roles include: Operating Partner, Mercury Capital and Hallmark Entertainment
- Active in a number of corporate governance advisory boards
- Received BA from Indiana University and MBA from Columbia University

Stephen Orr
Board Member

- Has experience serving on the boards for both public and private companies
- Co-founder and Managing Partner of Orr Associates, Inc.
- Recognized in the Real Estate Industry
- Received BA from Michigan State University, and MIM from Thunderbird School of Global Management at Arizona State University

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Strictly Confidential

 7 Strictly Confidential Company Overview  Maryland corporation; expects to qualify as a REIT for federal income tax purposes Managed by ER-REITS, LLC, a subsidiary of Elevated Returns, LLC Indirectly controlled and majority-owned by Aspen REIT’s Chairman and CEO; interests aligned ER-REITS, LLC eligible to receive a base management fee Structured relationship with the Manager (ERREITS, LLC) and Hotel Manager (Marriott) so that their interests and the interests of our stockholders are closely aligned over the long-term Incentive fees provided to the Manager and Hotel Manager based on performance 6.5% cap rate(1) as of September 30, 2017 About Aspen REIT, Inc. Our Property Manager At year-end 2016, Marriott and its affiliates operated 1,821 properties (521,552 rooms) under long-term management agreements with property owners Marriott and its affiliates offer the advantages of a global brand, experienced management and a record of industry leadership As Hotel Manager, Marriott’s subsidiary receives a base hotel management fee along with a potential incentive fee Base Hotel Management Fee is calculated as a percentage of hotel operating revenues and shall not be less than $500,000 per year The incentive fee is calculated as a percentage of the St. Regis Aspen Resort’s operating profits Focused Manager and Premier Property Manager with Global Brand (1) We calculate the cap rate of Aspen REIT, Inc. as the annualized 2017 EBITDA divided by implied valuation from the anticipated offering

Property Highlights

ASPEN REIT

World-Class Year-round Destination Resort





The St. Regis Aspen Resort	
Renowned Trophy Asset	✓ Iconic St. Regis brand ✓ Opened in 1992 ✓ Full-service luxury hotel ✓ A leading luxury hotel in Aspen ✓ Views of the Rocky Mountains
Resort Overview	✓ 179 rooms including 25 luxury suites ✓ Four food and beverage outlets (Chefs Club, Mountain Social, Splash and Velvet Buck) ✓ 15,000-square-foot luxury spa ✓ Fitness center, outdoor pool with views of the mountainside ✓ 14 fully equipped meeting spaces that can accommodate up to 1,200 guests
Competitive Strengths	✓ Occupancy, ADR, and RevPAR are generally strong relative to competitive set and the Colorado Ski Area ✓ Luxury amenities appeal to celebrities, high net worth individuals, tourists and corporate executives, among others ✓ Selected as a venue for high-profile events ✓ Continue to maintain and grow RevPar based on preserving ADR while increasing occupancy

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Strictly Confidential

Single Asset, Publicly–Traded REIT Benefits Provides Market Access to Ownership of Trophy Asset Transparency Public filer Accessible management team Operational results are measurable against peers Liquidity We intend to apply to be listed on a national exchange (NYSE American) Current and potential investors unrestricted by geography and investment horizon Investor Choice Focused on a single market and asset Allows for investors to make individual determinations on diversification

Economy driven by tourism and real estate Skiing remains the foundation of Aspen’s tourism and economy St. Regis Aspen Resort – Draws couples and families for vacations, attracts celebrities, high net worth individuals, and top executives St. Regis Aspen – a history of being selected for exclusive private events, both leisure- and business-related St. Regis Aspen has an established presence in Aspen as a provider of luxury lodging Summer events and festivals have made the area more popular in the warm weather Year-round festivals and events stimulate demand, including World Cup ski races, ESPN Winter X Games, Food & Wine Classic, and Aspen Music Festival Outdoor enthusiasts experience the many recreational activities that the region has to offer Aspen is located in the Rocky Mountain Region, one of the five major ski regions in the United States The Rocky Mountain region accommodates the most skiers by a significant margin among the five regions The Rocky Mountain is known to have the most reliable snow, longest ski season, and the most resorts Aspen competes primarily with major ski facilities in North America Due to its international attention Aspen also competes with upscale ski resorts around the world Since the economic recession in the United States, beginning around 2008, the lodging industry has experienced improving fundamentals High real estate prices and barriers to entry for development benefit the St. Regis Aspen Resort Industry and Market Overview Overview of U.S. and Aspen Markets Aspen – A Globally Recognized Year-Round Destination

Hotel and Lodging REIT Overview ADR(1) RevPar (1) Aspen REIT Positioned Favorably to Peers For the nine months ended September 30, 2017 Data from Thomson Reuters as of November 8, 2017 Implied market cap after the anticipated offering Represents an estimated yield only. Please see the section “Distribution Policy” in the Offering Circular for further clarification $709 $468 $249 $214 $210 $175 Ticker NYSE: AJAX NYSE: AHT NYSE: DRH NYSE: HST NYSE: PEB NYSE: SHO Market Cap(2) $68.4 million(3) $618.7 million $2.3 billion $14.9 billion $2.5 billion $3.7 billion Dividend Yield(2) 5.8%(4) 7.7% 4.4% 4.0% 4.2% 4.2% $125 $159 $229 $186 $227 $182

Historical Performance Monthly RevPar of St. Regis Against Competitors Monthly Occupancy of St. Regis Against Competitors Monthly ADR of St. Regis Against Competitors 66% 65% 64% $488 $377 $132 $317 $248 $95 Source: Company information as of September 30, 2017 and data from STR, Inc., which provides us with industry information Competitive Set: Comparable internationally branded luxury resorts in renowned ski resorts in the Rocky Mountain Region (Refer to 1-A for further details) Colorado Ski Area: Market industry segment defined by STR, including hotels across all chain scaled in the geographic area (Refer to 1-A for further details) $1665 Peak Season $1365 $- $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 St. Regis Aspen Colorado Ski Area Competitive Set $- $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 St. Regis Aspen Colorado Ski Area Competitive Set 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% St. Regis Aspen Colorado Ski Area Competitive Set

Business Strategy Maximize Revenue By Increasing Occupancy and ADR Through The St. Regis Aspen Resort Experience The primary strategy to maintain and grow RevPar is based on preserving our ADR while increasing occupancy by driving group business during our off-peak seasons in spring and autumn Selectively renovating the hotel Improving the marketing and management of the hotel Increasing the brand recognition of the St. Regis Aspen resort to differentiate from competitors Increasing margins on food and beverage sales Increasing the St. Regis Aspen Resort’s ADR appropriately over time Rental Rooms Food & Beverage Events & Catering

Implied Valuation(1) $187.8 million Senior Debt(2) $119.4 million Equity $68.4 million Pro Forma Ownership New Investors $33.5 million 49% Existing Investors $34.9 million 51% Valuation and Pro Forma Ownership The implied valuation of Aspen REIT, Inc. is calculated as the sum of its senior debt and equity being issued in this offering and the contribution transactions. Aspen REIT has not obtained any third-party appraisals of the St. Regis Aspen Resort in connection with this offering or the contribution transactions. As a result, the consideration to be given by Aspen REIT for the St. Regis Aspen Resort in the contribution transactions may be less than or exceed its fair market value. Mortgage on St. Regis Aspen Resort with Garfield SRA Mortgage Investment, LLC @ L+4.55% (Initial Maturity Date is April 1, 2019 (subject to extension))

Financial Overview As of September 30, 2017 based on the current anticipated offering In thousands Calculated by dividing net operating income by total revenue Calculated by dividing gross profit (departmental income) by total revenue Strong Historical Operating Performance Pro Forma(1) As of September 30 Fiscal Year 2017 2017 2016 2015 Hotel NOI(2) $12,214 $12,492 $13,942 $11,236 FFO(2) $4,883 $4,250 $5,631 $2,078 Adjusted FFO(2) $5,184 $4,550 $5,648 $3,520 NOI Margin(3) 35.0% 35.8% 32.8% 30.0% GOP Margin(4) 63.6% 63.6% 60.6% 59.8% ADR $709 $709 $583 $507 RevPar $468 $468 $239 $209

Strong Financial Position Balance Sheet Capital Structure Senior Debt Total Equity Financials as of September 30, 2017 based on the current anticipated offering In thousands Pro Forma (1,2) 2017 Cash and Cash Equivalents $6,357 Other Current Assets 4,081 Property and Equipment, net 96,700 Deposits and Other Assets 100 Total Assets $107,238 Total Current Liabilities $6,748 Notes Payable 119,375 Total Stockholder’s Equity (18,885) Total Liabilities and Stockholder's Equity $107,238 63.6% 36.4%

Investment Highlights Anticipated Annual Dividend Yield Experienced Management Team Compelling Investment Opportunity Superior Operating Metrics Focused Growth Strategy

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